EXHIBIT 99.1
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Media Contact: Dori Sera Bailey at 510/601-4241
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DREYER’S ANNOUNCES SECOND QUARTER 2005 RESULTS
Double-Digit Growth of Company Brands Continues
(Oakland, CA, August 4, 2005) — Dreyer’s Grand Ice Cream Holdings, Inc. (the company or Dreyer’s) (NNM: DRYR) today announced results for the second quarter ended June 25, 2005.
Net sales of Dreyer’s and Edy’s® Slow Churned™ Light ice cream, Dreyer’s and Edy’s classic premium ice cream, and strong introductory sales of superpremium Häagen-Dazs® Light ice cream, Dreyer’s and Edy’s Dibs™ frozen snack products and Nestlé kids frozen snacks drove a 17 percent increase in company brand net sales for the second quarter versus the same period in the prior year.
As a result, dollar sales of Dreyer’s company brands of packaged ice cream sold in the US grocery channel grew five percent in the quarter and reached a market share of 23 percent, the highest second quarter share ever held by the company.
The company reported a net loss available to Class A callable puttable and Class B common stockholders for the quarter ended June 25, 2005 of $(99,400,000), or $(1.04) per diluted share, compared with $(88,367,000), or $(.94) per diluted share, for the quarter ended June 26, 2004.
Operating Results Versus the Same Period in the Prior Year
Total net revenues for the second quarter of 2005 increased $37,792,000, or nine percent, to $467,633,000.
Net sales of company brands increased $59,444,000, or 17 percent, to $414,822,000 after promotional costs for the second quarter of 2005. The increase was driven primarily by net sales increases for the company’s premium and superpremium products reflecting continued strong sales of premium Dreyer’s and Edy’s Slow Churned Light ice cream, the introduction of the superpremium Häagen-Dazs Light brand, and continued strong growth of classic Dreyer’s and Edy’s Grand ice cream. The increase also reflects an increase in net sales of the company’s frozen snacks primarily due to the addition of The Skinny Cow® products to the company-owned portfolio following the acquisition of Silhouette Brands, Inc. in July 2004, as well as the recent introductions of Dreyer’s and Edy’s Dibs and Nestlé kids frozen snacks.
Net sales of partner brands, products distributed for other manufacturers, decreased $17,051,000, or 27 percent, to $46,091,000 for the second quarter of 2005. The decrease was primarily due to the classification of the net sales of The Skinny Cow product line as company brands during the period. The decrease also reflects reduced net sales of certain other brands. The decrease was partially offset by the classification of the sales of the Dreamery®, Whole Fruit™ Sorbet and Godiva® brands as partner brands as a result of a September 2004 agreement with Integrated Brands, Inc. (Integrated Brands), a subsidiary of CoolBrands International, Inc. (CoolBrands).

Other revenues decreased $4,601,000, or 41 percent, to $6,720,000 for the second quarter of 2005. The decrease in other revenues was driven primarily by a $4,327,000 decrease in revenues received from Integrated Brands for transitional manufacturing and distribution.
Company brands represented 89 percent, partner brands represented 10 percent and other revenues represented one percent of total net revenues for the second quarter of 2005, compared with 83 percent, 15 percent, and two percent, respectively, for the same period in 2004.
Cost of goods sold increased $31,858,000, or eight percent, to $414,659,000 for the second quarter of 2005. The increase was driven by higher sales and the related increase in distribution expenses offset by a $12,300,000 decrease in the cost of cream and a decrease in drayage expense paid to CoolBrands for the delivery of certain of the company’s products.
The company’s gross profit increased by $5,934,000, or 13 percent, to $52,974,000 for the second quarter of 2005, representing an 11 percent gross margin compared with an 11 percent gross margin for the same period in 2004. The increase in gross profit was driven primarily by a $12,300,000 decrease in the cost of cream, a product mix shift from sales of lower margin partner brands to higher margin company brands and a decrease in drayage expense paid to Coolbrands. The increase was partially offset by increased promotional costs, primarily associated with new product launches.
Selling, general and administrative expense increased by $1,813,000, or two percent, to $75,075,000 for the second quarter of 2005, representing 16 percent of total net revenues, compared with $73,262,000, or 17 percent of total net revenues, for the same period in 2004. The increase was driven primarily by increases in marketing expenses, partially offset by decreased professional fees.
Interest expense increased by $2,091,000, or 96 percent, to $4,268,000 for the second quarter of 2005, primarily due to higher average borrowings.
Royalty expense paid to affiliates increased by $1,759,000, or 23 percent, to $9,474,000 for the second quarter of 2005 driven by increased sales of products marketed under brand names or incorporating technology which is licensed to the company by affiliates of Nestlé S.A.
Finally, other expense was $723,000 for the second quarter of 2005, driven primarily by $1,541,000 in losses from butter trading activities, partially offset by earnings from joint ventures and equity affiliates. Other expense was $3,667,000 for the second quarter of 2004 driven primarily by $4,100,000 in losses from butter trading activities.
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Dreyer’s Grand Ice Cream Holdings, Inc., and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured or distributed by Dreyer’s in the United States include Grand, Slow Churned™ Light, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé Crunch®, Butterfinger®, Toll House®, Carnation®, Dibs™, Push-Up®, Dole®, Homemade, Fruit Bars, Starbucks®, The Skinny Cow®, and Skinny Carb Bar™. The company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand extends to the Caribbean and South America. For more information on the company, please visit www.dreyersinc.com.
Edy’s, the Dreyer’s and Edy’s logo design, Slow Churned, Dibs and Homemade are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks in the U.S. are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s.
Forward-Looking Statements
Certain statements contained in this press release, the forthcoming conference call, simultaneous webcast and audio replay are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, beliefs, intentions, or strategies regarding the future. Such forward-looking statements involve known and unknown risks and uncertainties at the time such statements are made which may cause the company’s actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the following: the level of consumer spending for frozen dessert products; the company’s ability to achieve efficiencies in its manufacturing and distribution operations without negatively affecting sales; costs or difficulties related to the company’s combination of Dreyer’s Grand Ice Cream, Inc. and Nestlé Ice Cream Company, LLC, including the integration of the operations of those businesses and the compliance with the Federal Trade Commission’s order relating to the divestiture of assets; costs or difficulties related to the expansion and closing of the company’s manufacturing and distribution facilities; the cost of energy and gasoline used in manufacturing and distribution; the cost of dairy raw materials and other commodities, such as vanilla, used in the company’s products; the company’s ability to develop, manufacture, market and sell new frozen dessert products; the success of the company’s marketing and promotion programs and competitors’ responses; market conditions affecting the prices of the company’s products; responsiveness of both the trade and consumers to the company’s new products and marketing and promotional programs; and the costs associated with any litigation proceedings.
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DREYER’S GRAND ICE CREAM HOLDINGS, INC.
SECOND QUARTER 2005
FINANCIAL RESULTS
Consolidated Statement of Operations
(In thousands, except per share amounts — unaudited)

	Quarter Ended		Half-Year Ended
	June 25, 2005	June 26, 2004	June 25, 2005	June 26, 2004
Revenues:
Net sales	$460,913	$418,520	$798,458	$744,579
Other revenues	6,720	11,321	14,346	23,145

Total net revenues	467,633	429,841	812,804	767,274

Costs and expenses:
Cost of goods sold	414,659	382,801	753,322	699,144
Selling, general and administrative expense	75,075	73,262	113,281	121,624
Interest, net of amounts capitalized	4,268	2,177	6,311	3,663
Royalty expense to affiliates	9,474	7,715	15,655	12,698
Other expense (income), net	723	3,667	2,347	(1,972)
Severance and retention (adjustment) expense	(202)	133	(224)	3,230

	503,997	469,755	890,692	838,387

Loss before income tax benefit	(36,364)	(39,914)	(77,888)	(70,663)
Income tax benefit	10,178	15,566	20,805	27,559

Net loss	(26,186)	(24,348)	(57,083)	(43,104)

Accretion of Class A callable puttable common stock	(73,214)	(64,019)	(144,156)	(125,622)

Net loss available to Class A callable puttable and Class B common stockholders	$(99,400)	$(88,367)	$(201,239)	$(168,726)

Weighted average shares of Class A callable puttable and Class B common stock	95,433	94,472	95,346	94,296

Net loss per share of Class A callable puttable and Class B common stock — basic and diluted	$(1.04)	$(.94)	$(2.11)	$(1.79)

Dividends declared per share of Class A callable puttable and Class B common stock	$.06	$.06	$.12	$.12

Condensed Consolidated Balance Sheet
(In thousands — unaudited)

	June 25, 2005	Dec. 25, 2004
Assets
Current Assets:
Cash and cash equivalents	$506	$870
Receivables	185,343	98,645
Inventories	204,477	178,107
Prepaid expenses and other	25,626	26,450
Income taxes refundable	2,457	11,797
Deferred income taxes	5,643	5,643

Total current assets	424,052	321,512

Property, plant and equipment, net	591,269	519,562
Other assets	14,127	14,578
Other intangibles, net and Goodwill	2,386,176	2,391,042

Total assets	$3,415,624	$3,246,694

Liabilities, Class A Callable Puttable Common Stock and Stockholders’ Equity

Current Liabilities:
Accounts payable and accrued liabilities	$244,944	$240,319

Total current liabilities	244,944	240,319

Nestlé S.A. credit facility	604,800	354,600
Long-term stock option liability	49,553	73,209
Other long-term obligations	40,495	41,655
Deferred income taxes	12,212	38,400

Total liabilities	952,004	748,183

Class A callable puttable common stock	2,428,839	2,251,040

Stockholders’ equity	34,781	247,471

Total liabilities, Class A callable puttable common stock and stockholders’ equity	$3,415,624	$3,246,694

Conference Call
Dreyer’s Grand Ice Cream Holdings, Inc. (NNM: DRYR) will hold a conference call for analysts and investors on Friday, August 5, 2005, at 10:30 a.m. EDT (7:30 a.m. PDT) to discuss this news release. The call will be webcast in its entirety from the Investor Relations section of www.dreyersinc.com. A replay of the call will be available for a limited period from the audio archives at the same website location and is incorporated by reference into this news release.